Exhibit 4.36
EXECUTION COPY
INDEMNIFICATION AGREEMENT
This Indemnification Agreement is entered into as of May 18, 2010 by and among eLong, Inc., an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”), eLongNet Information Technology (Beijing) Co., Ltd., a company organized under the laws of the People’s Republic of China (the “eLongNet”), Expedia, Inc., a company organized under the laws of the State of Washington, USA (“Expedia”), and Expedia Asia Pacific-Alpha Limited, an exempted limited liability company organized under the laws of the Cayman Islands (“Expedia Asia Pacific”). Capitalized terms used herein but not defined shall have the meanings set forth in the Stock Purchase Agreement.
RECITALS
WHEREAS, Expedia Asia Pacific, Justin Tang and Purple Mountain Holding Ltd. (“Seller”, and together with Justin Tang, the “Sellers”) have entered into a Stock Purchase Agreement and Securities Pledge Agreement, dated as of even date hereof; and Expedia Asia Pacific, Justin Tang, Purple Mountain and CSC Trust Company of Delaware have entered into a Securities Escrow Agreement, dated as of even date hereof (together with the Stock Purchase Agreement and Securities Pledge Agreement, the “Agreements”);
WHEREAS, under the Agreements, Seller has agreed to sell and Expedia Asia Pacific has agreed to buy 2,400,000 ordinary shares, par value $0.01 per share, of the Company, which shares are issuable to Seller upon the exercise of certain stock options held by Seller (the “Purchased Shares”);
WHEREAS, under the Agreements, Sellers have agreed to certain indemnification obligations in favor of Expedia Asia Pacific and its affiliates (including the Company and eLongNet), and Sellers have also agreed to pledge all securities of the Company owned by, issued to, or to be issued to any of them as security for certain obligations of the Sellers under the Agreements;
WHEREAS, Expedia Asia Pacific and Expedia now wish to provide certain additional indemnification rights in favor of the Company and eLongNet;
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, and for other good and valuable consideration including the Company’s delivery of shares under the Agreements, the parties hereto hereby agree as follows:
1.
In addition to the indemnification obligations of the Sellers under the Stock Purchase Agreement that shall be available to the Company and eLongNet (each an “Indemnified Party” and together the “Indemnified Parties”), Expedia Asia Pacific and Expedia (each and “Indemnifying Party” and together the “Indemnifying Parties”) shall be liable to and shall indemnify, defend and hold the Indemnified Parties harmless from and against any and all claims, demands, actions, causes of action, government inquiries, judgments, damages, losses, liabilities, adverse determinations or regulatory findings, costs or expenses (each a “Loss” and collectively, the “Losses”) which any Indemnified Party may suffer or incur as a result of, arising out of or relating to Taxes (as defined in the Stock Purchase Agreement) relating to the Purchased Shares and/or the Pledged Shares.

2.
Upon obtaining knowledge of any Loss, a Director or Company Officer of an Indemnified Party shall promptly notify the Indemnifying Parties by providing a written description, which shall be in the form of Annex A hereto (each, an “Indemnified Loss Notice”) setting forth in reasonable detail, the nature and estimated amount in RMB (as well as US dollars) of the Loss. After conducting a prima facie review of the form of the Indemnified Loss Notice, if the Loss amount is less than US$50,000, within 10 calendar days after receipt of the Indemnified Loss Notice, the Indemnifying Parties will pay to the Indemnified Parties by wire transfer of immediately available funds to an account designated in the Indemnified Loss Notice the amount set forth in the Indemnified Loss Notice; provided that, if the Loss amount is greater than US$50,000, the payment shall be made within 45 calendar days.

3.
With respect to any Loss set forth in a Indemnified Loss Notice, the Indemnified Parties shall not settle or compromise any claim, suit or action relating to the Loss without the written consent of the Indemnifying Parties, and the Indemnifying Parties and Sellers shall have the right to be informed of, and consulted with in respect to, any communications of the Indemnified Parties with governmental taxing authorities relating to any claim, inquiry or other matter which may result in a Loss. The Company and eLongNet shall make available to Expedia, Expedia Asia Pacific and their representatives all records and other materials reasonably related to any Loss.

4.
With respect to any Loss, if any Indemnified Party or Indemnifying Party, initiates a claim against Sellers under the indemnification provisions of the Agreements, the other Indemnified Parties and Indemnifying Parties shall use all reasonable efforts to assist the party seeking indemnification from Sellers, including but not limited to providing copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the claim against Sellers. In the event that an Indemnified Party recovers any Loss from Seller that, when added to any amount that has been paid by an Indemnifying Party in respect of such Loss, results in the Indemnified Party receiving an amount in excess of such Loss, the Indemnified Party will promptly repay the amount of such excess recovery to the Indemnifying Party.

5.	This agreement shall terminate on the fifth anniversary of the date hereof.
6.
This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to the conflict of laws principles thereof. Any dispute, controversy or claim arising out of or relating to this agreement which the parties fail to amicably resolve, shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with these Rules.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

ELONG, INC.			EXPEDIA, INC.

By:	/s/ Sami Farhad		By:	/s/ Mark Okerstrom

	Name:	Sami Farhad		Name:	Mark Okerstrom
	Title:	General Counsel		Title:	Senior Vice President, Corporate Development

ELONGNET INFORMATION			EXPEDIA ASIA PACIFIC-ALPHA LIMITED
TECHNOLOGY (BEIJING) CO., LTD.

By:	/s/ Sami Farhad		By:	/s/ Burke F. Norton

	Name:	Sami Farhad		Name:	Burke F. Norton
	Title:	General Counsel		Title:	Director